Exhibit 99.2

Text of Management’s Presentation

BSB Bancorp, Inc.
Second Quarter 2002 Conference call/Webcast
July 26, 2002    11:00 am Eastern

Larry G. Denniston, SVP and Corporate Secretary

Thank you.

•	Good morning and welcome to our second quarter 2002 conference call.

•	On this morning’s call, Howard Sharp, BSB President and Chief Executive Officer will discuss the second quarter and the outlook for the remainder of 2002, and

•	Rex Decker, Senior Vice President and Chief Financial Officer will review the details of our second quarter financial results.

•	The call will be opened for questions at the conclusion of the prepared remarks.

•	I want to remind you that this presentation contains forward-looking statements, regarding the projected performance of BSB Bancorp, Inc.

These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties.

For a discussion of the factors that might cause such differences please refer to yesterday’s release or BSB’s public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov/.

At this time, I’ll turn the call over to Howard Sharp.

HOWARD SHARP, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Thanks Larry.

Good morning everyone.

•	Thank you for making time to participate in our second quarter 2002 earnings conference call.

•	Our results for the quarter were released yesterday afternoon after the close of the market,

•	And reflected the provision of $26.7 million that was approved by the board of directors and announced in June.

•	Certainly, we are disappointed by the impact on earnings resulting from the further deterioration in the commercial and industrial loan portfolio during the second quarter.

•	It’s no secret that commercial and industrial loan asset quality is a growing concern and challenge throughout our industry.

•
Recently released F.D.I.C. statistics indicate that noncurrent commercial and industrial loans increased by $1.6 billion in the first quarter of 2002, representing three-quarters of the increase in total nonaccrual loans. At March 31, 2.61 percent of Banks’ total C & I loans were noncurrent, the highest level since 1993.

•
We think this trend, along with other factors specific to BSB, confirms the prudence of our decision, made approximately 20 months ago, to aggressively manage our exposure in C & I lending. As part of this process, we have significantly reduced the size of that portfolio — both in real terms and as a percentage of the total loan portfolio.

•	C & I loans were down approximately $56 million in the second quarter; and this follows an $82 million reduction during the first quarter.

•
Over the last 12 months we have reduced the C & I portfolio by approximately $255 million — or by nearly a third — and it now represents 46.5 percent of the total loan portfolio versus 52.6 percent at June 30, 2001.

•	We have additional work to do to get the C & I portfolio to what we believe is an appropriate size in relation to our total loan portfolio — between 20 and 25 percent.

•	We have also made progress in reducing our exposure to our largest borrowers.

•	At September 30, 2000, just prior to my joining BSB, the average commitment of the Bank’s 25 largest borrowers was $16.5 million.

•	At June 30, 2002, the average committment of our 25 largest borrowers was $11.9 million, a reduction of $4.6 million or 28 percent.

•	We remain focused on maintaining consistent and conservative underwriting standards, and on aggressively identifying and managing both weaker credits and non-performing assets.

•	The steps taken by management and the board are evidence of our resolve to quickly and effectively deal with any deterioration in asset quality.

•	We continue to monitor economic conditions within our primary markets for any potential effect on loans going forward.

•
In light of our action regarding the additional provision in the second quarter, we are currently comfortable that the allowance for loan losses — with 105 percent coverage of non-performers at quarter end — is sufficient to cover the inherent risk of loss in the loan portfolio.

•	Irrespective of the size of the second quarter provision, BSB remains well capitalized by regulatory standards.

•
The Bank’s total capital-to-risk-weighted assets ratio, calculated under the fed’s risk-based capital requirements, was 13.57 percent — at quarter end — well exceeding the current requirements for the Bank.

•
In another initiative to reduce our risk profile, we are continuing to limit the origination of consumer indirect loans, focusing on higher credit score applications. This has resulted in further reductions in that loan portfolio — a process that began in 2001.

•	Our operating expenses rose during the second quarter, including increases in advertising expenditures and non-recurring expenses related to the conversion process for our proof of deposit system.

•	During the third quarter we expect our operating expenses to return to a level closer to what we experienced in the first quarter of 2002.

•	During the second quarter, we formed a subsidiary — BSB Capital Trust II — for the purpose of issuing preferred securities.

•	$10.0 million of floating-rate, non-voting, preferred securities, maturing in 2032, were issued. Proceeds from the issuance of these securities will be used for general corporate purposes.

•	As I mentioned a moment ago, during the quarter we completed our proof of deposit — or POD — conversion, which was a goal we identified during 2001.

•	We expect to soon begin to realize benefits from the installation of the POD system, which include

•	Efficiencies at the teller line
•	Consistency in float management and
•	A more efficient, centralized fee monitoring and assessment system

•	We continued to repurchase shares of common stock during the second quarter, under the December 2001 stock repurchase program.

•	80,000 shares were repurchased in the second quarter.

During the second half of 2002

•	We will continue our efforts to shift to a stronger asset and liability portfolio mix.

•	We will work to bring our provision to its pre-second quarter level.

•
Despite the difficulty that we experienced in the second quarter, we remain convinced that we are making significant progress at repositioning our banking business by strengthening our balance sheet and improving our risk profile.

•	For example, we are pleased with the solid deposit growth we are experiencing in our Central New York market, where we have attracted nearly $32 million in new deposits so far in 2002, and

•
We are also pleased with our success in significantly increasing residential mortgage originations, which doubled in the first six months of this year compared to the same period last year, slightly exceeding $70 million

•
I want to end my prepared remarks by noting that, even with the potentially challenging economic environment during the second half of 2002, we expect to make additional progress on building a company capable of delivering superior results and achieving a more attractive valuation.

•	At this time, Rex Decker will review the financial details for the quarter.

Rex.

REXFORD C. DECKER, SVP AND CHIEF FINANCIAL OFFICER

Thank you, Howard and good morning to everyone joining us today.

•
My discussion today will concentrate on the results of the second quarter and how those results compare to the first quarter of 2002 and where substantial differences existed between the comparative second quarter of 2001, discuss those differences to some extent.

•	Net interest income declined about $360,000 from the first quarter of this year with a resultant decline in margin from 4.09 percent to 3.95 percent, largely the result of two things.

•
Commercial and industrial loans continued to decline rapidly with a balance of $612.4 million at June 30, 2002 compared to $668.4 million at March 31, 2002. This was replaced mainly with mortgage backed securities with lower yields. Residential mortgages increased by about $9 million for the quarter but were offset by declines in commercial real estate and consumer loan balances.

•	Coupled with this, approximately $300,000 of income was reversed on loans going into non-accrual. This reduced margin by about 6 basis points.

•	Two items were reclassified during the quarter and for all preceding quarters. These items had minimal impact on the changes in margin and no impact on net income, as shown, from quarter to quarter.

•	Checkcard interchange fee income increased from the first quarter by $37,000 but is now included in non-interest income. This lowered margin for all quarters by approximately 7 basis points.

•
The allowance for loan losses is now shown below the net earning assets line on the average balance sheet instead of being netted with loans. This would lower margin by about 10 basis points for all quarters.

•
The current yield curve and the slower than anticipated growth in the commercial real estate market has contributed to the lower interest rate margin and will continue to have an impact on margin going forward if both conditions continue. The benefit achieved from the ability to lower deposit rates has slowed considerably with no significant further reductions anticipated.

•
The provision for loan losses was, of course, the largest single factor in the loss for the quarter. A charge of $26.7 million for the quarter was necessary given the deterioration of certain borrowers within our commercial and industrial loan portfolio. Approximately $13 million of this charge pertained to five specific borrowers which showed evidence of severe operational difficulties that jeopardized their ability to repay their loans both from a operational standpoint and from a collateral standpoint due to reduced values of collateral. Another $8 million pertained to 29 specific borrowers that exhibited reduced earning trends or asset values. The remainder of the provision is the result of further reduction in the risk grades of the remaining loans and the increased charge-off experience.

•
Non-interest income increased by $129,000 over the first quarter of 2002 after excluding the net gain on the sale of BSB’s credit card portfolio of $1.8 million. All individual line items increased modestly from the first quarter.

•
Total operating expenses increased by $1.7 million over the first quarter of 2002, in part, due to certain non-recurring activity during the quarter. Certainly the levels of operating expenses incurred in the first quarter of 2002 are more indicative of ongoing expense expectations than the second quarter charges recorded. I will attempt to highlight how much and where the expenses were unusually high for the quarter when compared to the first quarter of 2002 and the second quarter of 2001.

•
Advertising increased approximately $420,000 over the first quarter as significant media promotions ran for trust services, specific loan products and checking and deposits accounts. Advertising expenses can vary greatly depending on the level of activity during the quarter.

•
Professional fees showed a large increase during the quarter when compared to the first quarter of 2002 and the second quarter of 2001. Legal fees were about $65,000 higher than the first quarter and about $137,000 higher than the second quarter of 2001. Most of this can be attributed to costs associated with delinquent credits. Accounting and auditing fees were about $293,000 higher than the first quarter of 2002 and $278,000 higher than the second quarter of 2001. The largest factor for the increase was due to increased costs in connection with required expanded asset quality reviews. The remainder is the timing of ongoing regular audit and tax activity charges.

•
Proof of deposit conversion costs were incurred for the conversion and segregated here to highlight the one time costs for this activity of approximately $387,000. Benefits to be gained include efficiencies at the teller line, consistency in float management and a more efficient, centralized fee monitoring and assessment system.

•
Expenses associated with repossessed or foreclosed property were $282,000 higher than the first quarter of 2002 and $363,000 higher than the second quarter of 2001. The majority of this is attributable to write-downs or charge-offs of other assets owned by the Bank as their fair value declined during the period.

•	Other expenses in the second quarter of 2002 increased by $292,000 over the first quarter of this year for the following reasons.

Unusual charges:
•	An increase of approximately $80,000 for supplies pertained to new inventories of forms for the conversion to proof of deposit;
•	Postage was high due to a special “privacy notice” mailing of about $25,000;
•	Uncollected checks and forgeries combined for an increase of about $100,000 from the first quarter. This was due mainly to two separate items with some recovery possible; and
•	Accrual of $75,000 for a New York State real estate transfer tax assessed on a prior acquisition.

•
Taxes for the quarter reflects a benefit instead of an expense due to the net loss. The tax benefit was recorded at approximately 35 percent, which was determined based upon the current anticipated effective tax rate for fiscal 2002.

•	Discussing the balance sheet for a minute:

•
Loans continued to decline, as they have been, mainly in the commercial and industrial portfolio. Residential mortgages increased just under $9 million though commercial mortgages declined by about $7.7 million. Pipelines for both have increased since the end of the first quarter. The lag in the time between application and closing for commercial mortgages being longer than residential mortgages results in the benefits of this larger pipeline of commercial real estate loans closing more in the third quarter. Obviously, payoffs and increased amortization can affect what remains at any period end. Commercial and industrial loans declined approximately $56 million during the quarter with charge-offs of $23.1 million having a large impact.

•
Deposits declined slightly from March 31, 2002 with decreases in money market indexed funds of about $22 million mostly offset with increases in non-interest bearing checking accounts of almost $17 million.

•
During the quarter, the company formed a subsidiary to issue additional preferred securities. An additional $10 million of floating rate, non-voting preferred securities maturing in 2032 was raised. The rate on these securities is LIBOR plus 370 basis points, paid semi-annually, adjusted annually, not to exceed 11 percent through April of 2007 and will be used for general corporate purposes. Also during the quarter, $1 million of the first offering of preferred securities was redeemed at a net gain of approximately $90,000.

•
Equity still remains strong with an equity to assets ratio of 7.14 percent. The Bank had a leverage ratio of 8.26 percent a total risk based capital to risk weighted assets ratio of 13.57 percent for June 30, 2002, which are well in excess of the required ratios to be considered well-capitalized under regulatory standards.

•
The local economy continues to provide challenges for us in our commercial and industrial portfolio as evidenced by the higher provision taken this quarter. The struggle companies within our market area are experiencing also delays our ability to find workable solutions to removing these loans from our portfolio. Charge-offs of C&I loans were $23.1 million for the quarter. Recoveries of $1.9 million offset these loan charge offs. Consumer loan net charge offs dropped dramatically to $188,000 for the quarter compared to $1.3 million for the second quarter. This level likely will not be sustainable but levels lower than previously recognized should be attainable. Credit scores for consumer loans originated during the quarter remain high as only higher quality loans are being added. With the addition of a provision of $26.7 million for the quarter, the allowance to non-performing loans increased to 105.36 percent at June 30, 2002 from 92.39 percent at March 31, 2002 and the allowance to period ending loans increased to 4.32 percent from 3.83 percent at March 31, 2002. Past due loans 30 to 89 days dropped from $14.4 million at March 31, 2002 to $10 million at June 30, 2002.

•	That concludes my comments and we will now open the call to questions.